EVOLVE SOFTWARE, INC.

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

For

ARTHUR T. TAYLOR

This Agreement (the "Agreement") is made effective as of June 21, 2002, by and between Evolve Software, Inc., a Delaware corporation (the "Company") and Arthur T. Taylor (the "Officer").

Whereas, upon approval by the Company's Board of Directors, the Company will grant to Officer an option to purchase 1,250,000 shares of the Company's Common Stock (the "Officer's Option Shares");

Whereas, the Company wishes to extend to Officer certain severance benefits upon a "Change in Control" (as defined below) of the Company;

Whereas, the Company also wishes to extend to Officer certain severance benefits in the event of his termination of employment by the Company without "Cause" (as defined below); and

Whereas, Officer agrees to accept the benefits described herein with the understanding that he remains an at will employee.

Now Therefore, in consideration of the covenants and with the intention of being legally obligated by the provisions set forth herein, the parties hereby agree as follows:

1. Definitions. Certain terms herein as defined as follows:

                  (a)        "Change in Control" shall mean: the consummation of any one of the following events:  (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a transaction the principal purpose of which is to change the state of incorporation of the Company or a transaction in which the voting securities of the Company are exchanged for beneficial ownership of at least fifty percent (50%) of the voting securities of the controlling acquiring corporation); (iii) a merger or consolidation in which the Company is the surviving corporation and less than fifty percent (50%) of the voting securities of the Company which are outstanding immediately after the consummation of such transaction are beneficially owned, directly or indirectly, by the persons who owned such voting securities immediately prior to such transaction; or (iv) the acquisition by any person, entity or group or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored by the Company or any parent or subsidiary of the Company) of the beneficial ownership of securities representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.  Notwithstanding the above to the contrary, a Change of Control shall not be deemed to have occurred if any of the transactions or series of related transactions described above results in the acquisition of at least fifty percent (50%) of the combined voting power of the Company by any fund or funds managed by Warburg, Pincus & Co., or any related entity, or other current 5% or greater shareholder of the Company.

                  (b)        "Cause" shall mean:  (i) indictment or conviction of any felony or of any crime involving dishonesty; (ii) participation in any fraud or act of dishonesty against the Company; (iii) breach of your duties to the Company, including but not limited to unsatisfactory performance of your job duties; (iv) violation of Company policy which causes a material detriment to the Company; (v) intentional damage to any property of the Company; (vi) conduct by you which, in the good faith and reasonable determination of the Company, demonstrates gross unfitness to serve; or (vii) material breach of this offer or your Employment, Confidential Information and Invention Assignment Agreement.

                  (c)        "Compensation" shall mean: (i) the Officer's then current base salary, less applicable deductions and withholdings; and, if applicable, (ii) the Officer's current quarter's management bonus, assuming performance of all quarterly bonus criteria, as determined by the Company in its sole discretion.

                  (d)        "Good Reason" shall mean: with respect to the voluntary termination of the continuous service of the Officer: (i) a reduction of Officer's current quarter's rate of Compensation as in effect immediately prior to the Change in Control by greater than ten percent (10%), except to the extent the compensation of at least a majority of other officers of the Company have been similarly reduced; (ii) a failure to provide a package of welfare benefit plans that, taken as a whole, provide substantially similar benefits to those in which the Officer is entitled to participate immediately prior to the Change in Control (except that the Officer's contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company or a successor to the Company that would adversely affect the Officer's participation or reduce the Officer's benefits under any of such plans; (iii) a significant change in the Officer's responsibilities, authority, titles or offices resulting in diminution of position, excluding for this purpose an isolated action not taken in bad faith that is remedied by the Company or a successor to the Company promptly after notice thereof is given by the Officer; or (iv) a request that the Officer relocate to a worksite that is more than fifty (50) miles from the Officer's prior worksite, unless the Officer accepts such relocation opportunity; provided, however, that upon the occurrence of the preceding event(s), Officer shall be deemed to have waived any rights to resign from employment for Good Reason and to any severance payment(s) or acceleration of his Officer's Option Shares if he does not notify the Chief Executive Officer, in writing, of his intention to resign within sixty (60) days after such event(s).

            2.         Change in Control Severance.  If the Officer's employment with the Company is terminated within twelve (12) months after any Change in Control either (a) by the Company or a successor to the Company for any reason other than for Cause or (b) by the Officer for Good Reason, and on the conditions that Officer first executes and delivers to the Company a general release in a form satisfactory to the Company and continues to abide by his obligations to the Company under his Employment, Confidential Information and Invention Assignment Agreement, then (i) the Officer shall be entitled to receive an amount equal to twelve (12) months of Compensation, less applicable deductions and withholdings, paid in monthly or quarterly installments or in a single lump sum payment as determined solely by the Company; and (ii) the vesting of all the unvested Officer's Option Shares shall be immediately and automatically accelerated  as follows:  (A) if the Change of Control occurs within one year after the date on which the Officer's employment with the Company commenced (the "Start Date"), fifty percent (50%) of the Officer's Option Shares that are unvested on the date of the Change of Control shall become vested; (B) if the Change of Control occurs after the first anniversary of the Start Date and on or before the second anniversary of the Start Date, seventy-five percent (75%) of the Officer's Option Shares that are unvested on the date of the Change of Control shall become vested; and (C) if the Change of Control occurs at any time after the second anniversary of the Start Date, one hundred percent (100%) of the Officer's Option Shares that are unvested on the date of the Change of Control shall become vested.  Except as otherwise set forth in this Paragraph, the terms and conditions of the Company's 2000 Stock Plan and the applicable Notice of Grant of Stock Option and Stock Option Agreement shall remain in full force and effect.  In addition, Officer acknowledges that any portion of the Officer's Option Shares that originally may have been intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code may no longer qualify as incentive stock options if the terms of this Paragraph are triggered.  In the event of a Change in Control, the references herein to the "Company" shall be deemed to refer to any successor to the Company.

            3.         Termination Without Cause Severance.  In the event that the Officer's employment with the Company is terminated either (a) by the Company for any reason other than for Cause or (b) by the Officer for Good Reason, and on the conditions that Officer first executes and delivers to the Company a general release in a form satisfactory to the Company and continues to abide by his obligations to the Company under his Employment, Confidential Information and Invention Assignment Agreement, then the Officer shall be entitled to receive an amount equal to twelve (12) months of Compensation, less applicable deductions and withholdings, paid in monthly or quarterly installments or in a single lump sum payment as determined solely by the Company.  Notwithstanding the terms of this Paragraph, in the event there is a Change of Control and Officer's employment is terminated by the Company without Cause or by the Officer for Good Reason, the Officer shall only be entitled to the severance benefits described in Paragraph 2 above.

4. Parachute Payments.

                  (a)        If any payment, distribution or other benefit payable by the Company to or for the benefit of Officer (whether pursuant to the terms of this Agreement or otherwise) (a "Payment") (i) constitutes a "parachute payment" with respect to Officer within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any comparable successor provisions, and (ii) but for this Section 3(a) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the "Excise Tax"), then such Payment shall be either:

(i) provided to Officer in full, or

                        (ii)        provided to Officer as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Officer, on an after-tax basis, of the greatest amount of aggregate Payments, notwithstanding that all or some portion of such Payments may be taxable under the Excise Tax.  Unless the Company and Officer otherwise agree in writing, any determination required under this Section 3(a) shall be made in writing in good faith by a nationally recognized accounting firm which is then serving as the Company's independent auditors (the "Accountants").  If more than one type of Payment would be subject to the Excise Tax, the Accountants shall determine in their sole discretion which Payment or Payments to reduce pursuant to this Section 3(a), unless and to the extent the Accountants determine that giving Officer the choice of which benefits to reduce would not undermine the intent of this Section 3(a) by subjecting such Payments to the Excise Tax, in which case Officer shall be given the choice of which Payments to reduce.  The Company agrees to use reasonable efforts to cause the Accountants to make a determination as to the effect of giving Officer such choice.  If Officer is given such choice but does not provide written identification to the Company of which Payments he chooses to reduce within ten (10) days of his receipt of notice of the Accountants' determination that he has been given such choice, then the Accountants shall select the Payments to be reduced.

                  (b)        If notwithstanding a reduction described in this Section 3(a), the Internal Revenue Service (the "IRS") determines that Officer is liable for the Excise Tax as a result of the receipt of one or more Payments, the Officer shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Officer challenges the final IRS determination, a final judicial determination, a portion of the Payment or Payments equal to the "Repayment Amount."  The Repayment Amount with respect to the Payment or Payments shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Officer's net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Tax an all other applicable taxes imposed on such Payments) shall be maximized.  The Repayment Amount with respect to the Payments shall be zero if a Repayment Amount of more than zero would not result in Officer's net after-tax proceeds with respect to all Payments being maximized.  If the Excise Tax is not eliminated pursuant to this paragraph, Officer shall pay the Excise Tax.

                  (c)        Notwithstanding any other provision of this Section 3, if (i) there is a reduction in one or more Payments as described in this Section 3 (the amount of such reduction, the "Reduction Amount"), (ii) the IRS later determines that Officer is liable for the Excise Tax with respect to such Reduction Amount or a related amount notwithstanding such reduction, (iii) in the opinion of the Accountants, the payment by the Company to Officer of all or a portion of such Reduction Amount, coupled with the payment by Officer of the related taxes (including but not limited to income taxes, Excise Taxes and any related interest or penalties) would result in the maximization of Officer's net after-tax proceeds with respect to all Payments, and (iv) Officer pays the Excise Tax, then the Company shall pay to Officer the Reduction Amount (less applicable withholding), without duplication of any amounts theretofore paid to Officer, contemporaneously with or as soon as reasonably practicable after Officer pays the Excise Tax so and to the extent that Officer's net after-tax proceeds with respect to the Payments are maximized.

                  (d)        For purposes of making the calculations and determinations required by this Section 3, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority.  The Company and Officer shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make any determination or calculation under this Section 3.  The Company shall bear all costs the Accountants may reasonably incur in connection with any determinations and calculations contemplated by this Section 3.

            5.         Return of Materials.  At the termination of the Officer's employment by the Company, the Officer will promptly return to the Company, and will not take with or use, all items of any nature that belong to the Company, and all materials (in any form, format, or medium) containing or relating to the Company's business.

            6.         At Will Employment.  Nothing in this Agreement alters or amends the Officer's status as an at will employee.  As an at will employee either the Officer or the Company can terminate the Officer's employment relationship with or without advance notice, with or without cause.

            7.         Entire Agreement.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Officer and the Company with regard to this subject matter.  The Officer enters into this Agreement voluntarily and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein.  This Agreement supersedes any other such promises, warranties, representations or agreements, including any agreement for severance benefits in the Offer Letter dated June 21, 2002 (the "Offer Letter") or otherwise made.  This Agreement does not, however, supersede or modify the Officer's Employment, Confidential Information and Invention Assignment Agreement or the terms of the Offer Letter (other than any offer of severance benefits), and to the extent of a conflict between such other agreements and this Agreement the terms of such other agreements shall prevail.  This Agreement may not be amended or modified except by a written instrument signed by Officer and a duly authorized officer of the Company.

            8.         Enforceability.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the Agreement, including the invalid or unenforceable provisions, should be enforced insofar as possible to achieve the intent of the parties.

9. Binding Nature. This Agreement will be binding upon and inure to the benefit of the personal representatives and successors of the respective parties hereto.

            10.      Governing Law; Exclusive Forum.  This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California.  Officer agrees and acknowledges that any controversy arising out of or relating to this Agreement or the breach thereof, or any claim or action to enforce this Agreement or portion thereof, or any controversy or claim requiring interpretation of this Agreement must be brought in a forum located within Alameda County, California.  No such action may be brought in any forum outside Alameda County, California.  Any action brought in contravention of this Paragraph by one party is subject to dismissal at any time and at any stage of the proceedings by the other, and no action taken by the other in defending, counter claiming or appealing shall be construed as a waiver of this right to immediate dismissal.  A party bringing an action in contravention of this Paragraph shall be liable to the other party for the costs, expenses and attorney's fees incurred in successfully dismissing the action or successfully transferring the action to the state or federal courts located in Alameda County, California.

            11.      Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

            12.      Restricted Activities.  The Officer agrees that during the period of the Officer's employment by the Company the Officer will not, without the Company's express written consent, engage in any employment or business activity other than the Officer's employment by the Company.  The Officer agrees further that for the period of the Officer's employment by the Company and for at least one (1) year after the date of termination of Officer's employment by the Company, the Officer will not, either directly or indirectly, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company to become an employee, consultant or independent contractor to or for any other person or entity.  The Officer agrees further that for the period of the Officer's employment Officer will not solicit the business of any client or customer of the Company (other than on behalf of the Company).

In Witness Whereof, the parties have executed this agreement as of the date first set forth above.

Evolve Software, Inc. Officer

By: /s/ Linda Zecher By: /s/ Arthur T. Taylor
Linda Zecher Arthur T. Taylor
Chief Executive Officer Chief Financial Officer and Vice President